Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Tilly’s, Inc.

Irvine, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our reports dated March 30, 2018, relating to the consolidated financial statements of Tilly’s, Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended February 3, 2018.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Costa Mesa, California

July 17, 2018